                                                                    Exhibit 99.1


                  Purina Mills, Inc.
                  P.O. Box 66812
                  St. Louis, MO 63166-6812


[PURINA MILLS - LOGO]    NEWS


For more Information Contact:
Max Fisher, 314/768-4579

                      PURINA MILLS EMERGES FROM CHAPTER 11;
                           COMPANY TO TRADE ON NASDAQ


         ST. LOUIS, MO., JUNE 29, 2000 -- Purina Mills, Inc. (NASDAQ: PMIL), the nation's largest animal nutrition company, today announced that the company has emerged from Chapter 11 reorganization protection. The company's Plan of Reorganization, which was approved by more than 95 percent of the company's creditors that voted on the Plan and was confirmed on April 5, 2000 by the U.S. Bankruptcy Court for the District of Delaware, cleared the way for the company's emergence from its voluntary Chapter 11 proceeding today.

         To implement its restructuring, Purina Mills and 10 of its affiliates filed petitions for reorganization under Chapter 11 of the Bankruptcy Code on October 28, 1999. The company has met all requirements to emerge from bankruptcy and the implementation of the court approved Plan of Reorganization brings to a conclusion the company's financial restructuring process.

         Under the confirmed Plan of Reorganization, substantially all of the new common stock of the reorganized Purina Mills initially will be distributed to the company's pre-petition general unsecured creditors. The first distribution of common stock is anticipated to occur in August, 2000. Purina Mills' common stock will trade on NASDAQ under the symbol "PMIL." Old common stock in Purina Mills, which was held by Koch Agriculture Company, has been cancelled under the Plan of Reorganization.

         Purina Mills emerges with stockholders' equity equal to $185 million, with secured bank debt equal to $175 million and with access to $50 million under a new revolving credit facility.

         Brad J. Kerbs, Purina Mills' President and Chief Executive Officer, said: "Since commencing our voluntary reorganization eight months ago, we have successfully restructured our financial position. Through this restructuring we have effectively put many challenges of our past behind us, permitting the company to emerge from Chapter 11 with a significantly less leveraged balance sheet, cash to fund operations and an improved expense structure. All of this forms a stronger foundation for growth."


                                     (more)

Purina Mills Emerges from Chapter 11
add one



         As part of the newly reorganized Purina Mills, the company previously announced the appointment of a new five member Board of Directors pursuant to the Plan of Reorganization.

         The new Board members are Craig Scott Bartlett, Jr., Robert Cummings, Jr., James Gaffney, Robert Hamwee and Brad Kerbs.

         Mr. Bartlett is a self-employed corporate director, who currently serves on the Board of Directors of NVR, Inc., a homebuilder; Janus Hotels and Resorts, Inc., a hotel and hotel management company; Allstate Financial Corporation, a commercial finance company; and Abrayas Petroleum Corporation, an exploration and development company.

         Mr. Cummings joined Goldman Sachs & Co., an investment bank, in 1973 and thereafter served as a General Partner of the firm until his retirement in 1998. Since his retirement, he has served as an Advisory Director of Goldman Sachs & Co.

         Mr. Gaffney has served since 1997 as the Chairman of the Board of Vermont Investments, LTD., which provides consulting services to various investment funds. He was previously the Chairman of the Board and Chief Executive Officer of General Aquatics, Inc.

         Mr. Hamwee is a Managing Director of GSC Partners, which he joined in 1994. He previously was associated with The Blackstone Group, where he worked on a wide range of assignments in the Merchant Banking, Mergers & Acquisitions and Restructuring departments.

         Mr. Kerbs, President and CEO of Purina Mills, began his career with Purina in 1969 and has served in various management positions including credit, sales, operations and marketing. In his 31 year career, he also led the pet food business in Europe for BP Nutrition from 1988 to 1994 during the time Purina Mills was owned by British Petroleum. From 1998 to 1999, he served as Executive Vice President of Purina Mills Retail Business. Prior to being named President and CEO of Purina Mills in February, 2000, he was President and Chief Operating Officer of Purina Mills.

         "The successful culmination of this restructuring process would not have been possible without the commitment and support of our customers, dealers, suppliers and employees," said Kerbs. "We are extremely pleased that during the brief restructuring process Purina Mills was able to continue its daily operations, continue working with our vendors and dealers and fulfill its obligations to customers with minimal interruption."

         Mr. Kerbs notes, "Today, Purina Mills is a stronger, more competitive company. We remain committed to a market philosophy that is based on long term relationships in our businesses. Our brand, reputation, knowledge, and technology, combined with our independent Purina dealers and distribution channels to these markets, are our strength."


                                     (more)

Purina Mills Emerges from Chapter 11
add two last add


         "We have been the recognized leader in our industry for 106 years, and we intend for our leadership to continue," said Mr. Kerbs. "As long as there are animals, there will be an important animal nutrition business. We are looking forward to profitably growing our company as we continue to supply America's animal owners and production systems with the nutrition products, knowledge and services that profitably exceed our customers' expectations."

         Purina Mills is America's largest producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the company has 49 plants and approximately 2,500 employees nationwide. Purina Mills is permitted to use the trademarks "Purina" and the nine-square Checkerboard logo under a perpetual, royalty-free license agreement from Ralston Purina Company. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow brand and Purina Cat Chow brand pet foods.


                                      # # #

         Statements in this release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the future economic performance and financial condition of Purina Mills, the plans and objectives of Purina Mills management, and Purina Mills' assumptions regarding such performance and plans. It is important to understand that actual outcomes and Purina Mills' actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as excess capacity in the commercial feed industry, fluctuations in the prices of agricultural products used to produce our animal feeds, and our debt structure which could make us more vulnerable to such fluctuations and other adverse economic developments. Readers should refer to the risk disclosures outlined in Purina Mills' Form 10 Registration Statement, as amended, filed with the Securities and Exchange Commission on March 23, 2000 for additional information concerning important factors that could cause our actual results to differ from the forward-looking information contained in this release.